ASB Bancorp Reports First Quarter Results

ASHEVILLE, N.C., May 1, 2012 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its operating results for the three-month period ended March 31, 2012. The Company reported net income of $284,000 for the three months ended March 31, 2012 compared to $585,000 for the three months ended March 31, 2011. On a basic and diluted per share basis, the Company earned $0.06 per share in the first quarter of 2012, while it had no shares outstanding during the first quarter of 2011.

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"While we have not yet experienced a return to more normalized earnings, we are pleased with the modest profit for the first quarter," said Suzanne S. DeFerie, President and Chief Executive Officer. "Given the continued volatility in our local real estate market, we remain diligent in the balance sheet valuations of our impaired real estate collateral and our foreclosed property portfolio. In addition, while commercial loan demand remains somewhat soft, we resumed our indirect automobile lending activities in the first quarter, which are expected to contribute to our net interest margin as portfolio balances rise."

Balance Sheet Review

Assets. Total assets increased $6.0 million, or 0.8%, to $796.9 million at March 31, 2012 from $790.9 million at December 31, 2011. Cash and cash equivalents increased $7.8 million, or 10.7%, to $80.1 million at March 31, 2012 from $72.3 million at December 31, 2011. Investment securities increased $15.7 million, or 6.3%, during the first three months of 2012 to $264.8 million at March 31, 2012 from $249.1 million at December 31, 2011, primarily due to the reinvestment of proceeds from loan repayments and prepayments that were not replaced by new loan originations. Loans receivable, net of deferred fees, decreased $16.6 million, or 3.8%, to $416.3 million at March 31, 2012 from $432.9 million at December 31, 2011 as loan repayments, prepayments, and foreclosures exceeded new loan originations.

Liabilities. Total deposits increased $2.0 million, or 0.3%, to $610.2 million at March 31, 2012 from $608.2 million at December 31, 2011. During the three months ended March 31, 2012, the Company continued its focus on core deposits, from which it excludes certificates of deposit. Core deposits increased $9.7 million, or 2.8%, to $359.4 million at March 31, 2012 from $349.7 million at December 31, 2011. Over the same period, certificates of deposit decreased $7.6 million, or 2.9%, to $250.9 million at March 31, 2012 compared to $258.5 million at December 31, 2011. Accounts payable and other liabilities increased $4.0 million, or 63.5%, to $10.3 million at March 31, 2012 from $6.3 million at December 31, 2011 primarily due to a $3.4 million increase in amounts due for the purchase of investment securities in the process of settlement.

Asset Quality

Provision for Loan Losses. The provision for loan losses was $598,000 for the three months ended March 31, 2012 compared to $657,000 for the three months ended March 31, 2011. The decrease in the provision was due to the combination of significantly fewer charge-offs in the loan portfolio, a decline in impaired loans, and lower loan balances. The allowance for loan losses totaled $10.6 million, or 2.54% of total loans, at March 31, 2012 compared to $10.6 million, or 2.45% of total loans, at December 31, 2011. We charged off $716,000 in loans during for the first three months of 2012 compared to $804,000 in loans charged off during the first three months of 2011.

Nonperforming assets. Nonperforming assets totaled $27.2 million, or 3.41% of total assets, at March 31, 2012, compared to $28.7 million, or 3.63% of total assets, at December 31, 2011. Nonperforming assets included $18.1 million in nonperforming loans and $9.1 million in foreclosed real estate at March 31, 2012, compared to $20.6 million and $8.1 million, respectively, at December 31, 2011.

Nonperforming loans decreased $2.5 million, or 12.1%, to $18.1 million at March 31, 2012 from $20.6 million at December 31, 2011. The decrease in nonperforming loans from December 31, 2011 to March 31, 2012 was primarily attributable to loans totaling $2.2 million moving to foreclosed real estate and loan payoffs, which were partially offset by the addition of new loans that stopped performing during the period. At March 31, 2012, nonperforming loans included five commercial land development loans that totaled $12.5 million, one commercial mortgage of $833,000, four commercial and industrial loans that totaled $2.6 million, 13 residential mortgages that totaled $1.7 million, and six home equity loans that totaled $473,000. As of March 31, 2012, the nonperforming loans had specific reserves of $1.3 million.

Foreclosed real estate at March 31, 2012 included 19 properties with a total carrying value of $9.1 million compared to 18 properties with a total carrying value of $8.1 million as of December 31, 2011. During the three months ended March 31, 2012, there were six new properties totaling $2.2 million added to foreclosed real estate, while five properties totaling $1.1 million were sold.

Income Statement Analysis

Net Interest Income. Net interest income decreased by $491,000, or 9.8%, to $4.6 million for the three months ended March 31, 2012 as compared to $5.1 million for the three months ended March 31, 2011. Total interest and dividend income decreased by $876,000, or 12.2%, to $6.5 million for the three months ended March 31, 2012 as compared to $7.4 million for the three months ended March 31, 2011, primarily as a result of an 80 basis point decrease in yields on interest-earning assets and a $65.7 million decrease in average loans that partially offset a $120.7 million increase in the average balances of investments and other interest-earning assets. The decline in total interest and dividend income was partially offset by a $385,000, or 16.7%, decrease in interest expense to $1.9 million for the three months ended March 31, 2012 compared to $2.3 million for the three months ended March 31, 2011. The decrease in interest expense resulted from a 22 basis point reduction in the average rate paid on interest-bearing liabilities and a decline of $18.8 million in the average balances of interest-bearing liabilities during the three month periods.

Noninterest Income. Noninterest income increased $348,000 to $2.0 million for the three months ended March 31, 2012 from $1.6 million for the three months ended March 31, 2011. Factors that contributed to the increase in noninterest income during the 2012 three-month period were an increase of $502,000 in gains from the sale of investment securities, which was partially offset by a decrease of $99,000 in fees from deposits and other services and a decrease of $40,000 in mortgage banking income. The decrease in deposit and other service charge income was primarily the result of lower deposit overdraft fees.

Noninterest Expense. Noninterest expenses increased $371,000 for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. The primary factors affecting the increase were increases of $338,000 in salaries and benefits, $67,000 in other noninterest expenses, $23,000 in advertising, $19,000 in professional services, $12,000 in data processing fees, and $9,000 in foreclosed property expenses, which were partially offset by decreases of $87,000 in FDIC insurance premiums and $10,000 in occupancy expenses. The increase in salaries and benefits was primarily due to a $234,000 increase in compensation expenses and $94,000 in expenses related to the Bank's employee stock ownership plan for the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. The increase in other noninterest expenses was primarily attributable to increased expenses related to holding company and public company compliance and reporting.

The Bank is a North Carolina chartered stock savings bank with a community focus offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data

	March 31,	December 31,
(dollars in thousands)	2012	2011*	% change

Total assets	$ 796,901	$ 790,868	0.8%
Cash and cash equivalents	80,087	72,327	10.7%
Investment securities	264,782	249,081	6.3%
Loans receivable, net of deferred fees	416,307	432,883	-3.8%
Allowance for loan losses	(10,562)	(10,627)	0.6%
Deposits	610,242	608,236	0.3%
FHLB advances	60,000	60,000	0.0%
Accounts payable and other liabilities	10,315	6,303	63.7%
Total equity	115,360	115,571	-0.2%
* Derived from audited consolidated financial statements.

Selected Operating Data

(dollars in thousands,	Three Months Ended
except shares outstanding	March 31,
and per share data)	2012	2011*	% change

Interest and
dividend income	$ 6,539	$ 7,415	-11.8%
Interest expense	1,919	2,304	-16.7%
Net interest income	4,620	5,111	-9.6%
Provision for loan losses	598	657	-9.0%
Net interest income
after provision for
loan losses	4,022	4,454	-9.7%
Noninterest income	1,995	1,647	21.1%
Noninterest expense	5,603	5,232	7.1%
Income before
income tax provision	414	869	-52.4%
Income tax
provision	130	284	-54.2%
Net income	$ 284	$ 585	-51.5%

Net income per
common share:
Basic	$ 0.06	n/a	n/a
Diluted	$ 0.06	n/a	n/a
Average shares outstanding:
Basic	5,149,039	n/a	n/a
Diluted	5,149,039	n/a	n/a
* Certain amounts for prior periods were reclassified to conform to the March 31, 2012 presentation.

Selected Average Balances and Yields/Costs

	For the Three Months Ended March 31,
	2012		2011
	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Cost	Balance	Cost

Interest-earning deposits with banks	$ 67,892	0.32%	$ 18,478	0.24%
Loans receivable	431,202	4.76%	496,951	5.08%
Investment securities	62,722	2.31%	61,361	2.70%
Mortgage-backed and similar securities	193,453	2.17%	123,437	2.57%
Other interest-earning assets	3,873	1.77%	3,970	0.82%
Interest-bearing deposits	550,690	0.96%	568,578	1.22%
Overnight and short-term borrowings	779	0.52%	1,737	0.47%
Federal Home Loan Bank advances	60,000	4.03%	60,000	4.03%

Interest rate spread		2.22%		2.80%
Net interest margin		2.47%		2.96%

Selected Asset Quality Data

	Three Months Ended
Allowance for Loan Losses	March 31,
(dollars in thousands)	2012	2011

Allowance for loan losses, beginning of period	$ 10,627	$ 12,676
Provision for loan losses	598	657

Charge-offs	(716)	(804)
Recoveries	53	103
Net charge-offs	(663)	(701)

Allowance for loan losses, end of period	$ 10,562	$ 12,632

Allowance for loan losses as a percent of:
Total loans	2.54%	2.61%
Total nonperforming loans	58.47%	89.02%

Nonperforming Assets	March 31,	December 31,
(dollars in thousands)	2012	2011	% change

Nonperforming Loans:
Nonaccruing Loans (1)
Commercial:
Commercial construction and land development	$ 12,469	$ 14,695	-15.1%
Commercial mortgage	833	833	0.0%
Commercial and industrial	2,583	2,595	-0.5%
Total commercial	15,885	18,123	-12.3%
Non-commercial:
Non-commercial construction and land development	-	110	-100.0%
Residential mortgage	1,687	1,922	-12.2%
Revolving mortgage	473	440	7.5%
Consumer	18	27	-33.3%
Total non-commercial	2,178	2,499	-12.8%
Total nonaccruing loans (1)	18,063	20,622	-12.4%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	18,063	20,622	-12.4%

Foreclosed real estate	9,135	8,125	12.4%

Total nonperforming assets	27,198	28,747	-5.4%

Performing troubled debt restructurings (2)	2,018	1,142	76.7%
Performing troubled debt restructurings and
total nonperforming assets	$ 29,216	$ 29,889	-2.3%

Nonperforming loans as a percent of total loans	4.34%	4.76%
Nonperforming assets as a percent of total assets	3.41%	3.63%
Performing troubled debt restructurings and
total nonperforming assets to total assets	3.67%	3.78%
(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	March 31, 2012		December 31, 2011
(dollars in thousands)	Number	Amount	Number	Amount

By foreclosed loan type:
Commercial mortgage	2	$ 2,729	3	$ 3,045
Commercial construction and land development	8	4,749	5	3,259
Residential mortgage	6	1,156	7	1,373
Residential construction and land development	3	501	3	448
Total	19	$ 9,135	18	$ 8,125

Foreclosed Real Estate	Three Months Ended
(dollars in thousands)	March 31, 2012

Beginning balance	$ 8,125
Transfers from loans	2,171
Loss provisions	(33)
Loss on sale of foreclosed properties	(37)
Net proceeds from sales of foreclosed properties	(1,091)
Ending balance	$ 9,135

Selected Performance Ratios

	Three Months Ended
	March 31,
	2012	2011

Return on average assets (1)	0.14%	0.32%
Return on average equity (1)	0.98%	3.73%
Interest rate spread (1)(2)	2.22%	2.80%
Net interest margin (1)(3)	2.47%	2.96%
Noninterest expense to average assets (1)	2.84%	2.85%
Efficiency ratio (4)	84.23%	77.19%
(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(3) Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34%.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax equivalent basis using a federal marginal tax rate of 34%, and noninterest income.

Quarterly Data

	Three Month Periods Ended
(dollars in thousands, except shares	March 31,	December 31,	September 30,	June 30,	March 31,
outstanding and per share data)	2012	2011*	2011*	2011*	2011*

Income Statement Data:
Interest and dividend income	$ 6,539	$ 6,783	$ 7,112	$ 7,540	$ 7,415
Interest expense	1,919	2,013	2,120	2,205	2,304
Net interest income	4,620	4,770	4,992	5,335	5,111
Provision for loan losses	598	1,974	730	424	657
Net interest income after
provision for loan losses	4,022	2,796	4,262	4,911	4,454
Noninterest income	1,995	2,314	1,982	1,890	1,647
Noninterest expense	5,603	6,297	5,322	5,630	5,232
Income (loss) before income
tax provision	414	(1,187)	922	1,171	869
Income tax provision (benefit)	130	(476)	351	429	284
Net income (loss)	$ 284	$ (711)	$ 571	$ 742	$ 585

Per Share Data:
Net income (loss) per share – Basic	$ 0.06	$ (0.14)	n/a	n/a	n/a
Net income (loss) per share – Diluted	$ 0.06	$ (0.14)	n/a	n/a	n/a
Book value per share	$ 20.66	$ 20.69	n/a	n/a	n/a
Weighted average shares outstanding:
Basic	5,149,039	5,141,462	n/a	n/a	n/a
Diluted	5,149,039	5,141,462	n/a	n/a	n/a
Ending shares outstanding	5,584,551	5,584,551	n/a	n/a	n/a

	As Of	As Of	As Of	As Of	As Of
	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2012	2011**	2011	2011	2011

Ending Balance Sheet Data:
Total assets	$ 796,901	$ 790,868	$ 798,748	$ 755,143	$ 750,709
Cash and cash equivalents	80,087	72,327	75,402	25,825	26,436
Investment securities	264,782	249,081	235,285	225,802	204,316
Loans receivable, net of deferred fees	416,307	432,883	450,263	467,599	484,729
Allowance for loan losses	(10,562)	(10,627)	(10,873)	(12,353)	(12,632)
Deposits	610,242	608,236	615,555	616,463	616,586
Escrowed stock order funds	-	-	49,063	-	-
FHLB advances	60,000	60,000	60,000	60,000	60,000
Total equity	115,360	115,571	67,681	65,547	63,295

Asset Quality:
Nonperforming loans	$ 18,063	$ 20,622	$ 11,565	$ 11,070	$ 14,190
Nonperforming assets	27,198	28,747	22,262	20,588	24,696
Nonperforming loans to total loans	4.34%	4.76%	2.57%	2.37%	2.93%
Nonperforming assets to total assets	3.41%	3.63%	2.79%	2.73%	3.29%
Allowance for loan losses	$ 10,562	$ 10,627	$ 10,873	$ 12,353	$ 12,632
Allowance for loan losses to total loans	2.54%	2.45%	2.41%	2.64%	2.61%
Allowance for loan losses to
nonperforming loans	58.47%	51.53%	94.02%	111.59%	89.02%
* Certain amounts for prior periods were reclassified to conform to the March 31, 2012 presentation.
** Ending balance sheet data as of December 31, 2011 were derived from audited consolidated financial statements.